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e Exhibit 3.1

CORNERSTONE INCOME FUND, INC.

ARTICLES OF INCORPORATION

ARTICLE I

INCORPORATOR

        The undersigned, Michael J. Zieg, whose address is c/o Kutak Rock LLP, 717 17th Street, Suite 2900, Denver, Colorado 80202, being at least 18 years of age, does hereby form a corporation under the general laws of the State of Maryland. The powers of the incorporator shall terminate upon the filing of this certificate of incorporation in the office of the State Department of Assessments and Taxation of Maryland.

ARTICLE II

NAME

        The name of the corporation (the "Corporation") is: Cornerstone Income Fund, Inc.

ARTICLE III

PURPOSE

        The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the "Code")) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of these Articles, "REIT" means a real estate investment trust under Sections 856 through 860 of the Code.

ARTICLE IV

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

        The address of the principal office of the Corporation in this State is c/o The Corporation Trust Incorporated, 300 East Lombard Street, 14th Floor, Baltimore, Maryland 21202. The name and address of the resident agent of the Corporation are The Corporation Trust Incorporated, 300 East Lombard Street, 14th Floor, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.

ARTICLE V

PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

        Section 5.1.    Number of Directors.    The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation initially shall be four, which number may be increased or decreased pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law (the "MGCL"). The names of the directors who shall serve until the next annual meeting of stockholders and until their successors are duly elected and qualify are:

    David L. Guthrie
    John P. Lloyd
    William L. Jenkins
    Donald J. Migliuri

Any vacancy on the Board of Directors, whether resulting from an increase in the number of directors or otherwise, may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred.

        Section 5.2.    Extraordinary Actions.    Except as specifically provided in Article VIII, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

        Section 5.3.    Authorization by Board of Stock Issuance.    The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the charter or the Bylaws.

        Section 5.4.    Preemptive Rights.    Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.4 or as may otherwise be provided by contract, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

        Section 5.5.    Indemnification.    The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of such person's service in such capacity.

        Section 5.6.    Determinations by Board.    The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the charter and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; any matters relating to the acquisition, holding and disposition of any assets by the Corporation or any other matter relating to the business and affairs of the Corporation.

        Section 5.7.    REIT Qualification.    If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation's REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VII is no longer required for REIT qualification.

        Section 5.8.    Removal of Directors.    Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only by the affirmative vote of the holders of a majority of the votes entitled to be cast generally in the election of directors.

ARTICLE VI

STOCK

        Section 6.1.    Authorized Shares.    The Corporation has authority to issue 500,000,000 shares of stock, consisting of 425,000,000 shares of Common Stock, $.01 par value per share ("Common Stock"), and 50,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock"). The aggregate par value of all authorized shares of stock having par value is $5,000,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Sections 6.2, 6.3 or 6.4 of this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph.

        Section 6.2.    Common Stock.    Subject to the provisions of Article VII, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.

        Section 6.3.    Preferred Stock.    The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, in one or more classes or series of stock.

        Section 6.4.    Classified or Reclassified Shares.    Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland ("SDAT"). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other charter document filed with the SDAT.

        Section 6.5.    Charter and Bylaws.    All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the charter and the Bylaws.

ARTICLE VII

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

        Section 7.1.    Definitions.    For the purposes of this Article VII, the following terms shall have the following meanings:

        "Beneficial Ownership" shall mean ownership of Common Stock or Preferred Stock by a Person who would be treated as an owner of such shares of Common Stock or Preferred Stock either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

        "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

        "Common Stock" shall mean the $.01 par value common stock issued by the Corporation.

        "Constructive Ownership" shall mean ownership of Common Stock or Preferred Stock by a Person who would be treated as an owner of such shares of Common Stock or Preferred Stock either directly or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

        "Initial Date" means the date upon which these Articles of Amendment and Restatement are accepted for record by the SDAT.

        "Market Price" shall mean, (i) with respect to the Common Stock, the last reported sales price reported on the New York Stock Exchange on the trading day immediately preceding the relevant date, or if the Common Stock is not then traded on the New York Stock Exchange, the last reported sales price of the Common Stock on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Common Stock may be traded, or if the Common Stock is not then traded over any exchange or quotation system, then the market price of the Common Stock on the relevant date as determined in good faith by the Board of Directors of the Corporation; and (ii) with respect to the Preferred Stock, the market price of the Preferred Stock on the relevant date as determined in good faith by the Board of Directors of the Corporation.

        "Ownership Limit" shall initially mean 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding Common Stock or Preferred Stock or both, applied separately to the Common Stock and Preferred Stock, provided that the Ownership Limit shall apply to each series of Preferred Stock as set forth in the resolutions providing for the issuance of such series of Preferred Stock of the Corporation, and after any adjustment as set forth in Section 7.10 of this Article VII, shall mean such greater percentage of the outstanding Common Stock or Preferred Stock as so adjusted, provided that the Board of Directors may, in its discretion, adjust the Ownership Limit of any Person provided that after such adjustment, the Ownership Limit of all other persons shall be adjusted such that in no event may any five Persons Beneficially Own more than 49% of the Common Stock and/or the Preferred Stock.

        "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity; but does not include an underwriter which participates in a public offering of the Common Stock or Preferred Stock for a period of 25 days following the purchase by such underwriter of the Common Stock or the Preferred Stock, as the case may be.

        "Preferred Stock" shall mean the $.01 par value preferred stock issued by the Corporation in such series and with such voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, or restrictions thereof and subject to the limitations set forth in Article VII.

        "Redemption Price" shall mean the price at which the Corporation shall be entitled to redeem shares of Common Stock or Preferred Stock which shall equal the lesser of (i) the price per share to be paid in the transaction which if effective would cause the Ownership Limit of the transferee to be violated or in the case of a gift, the Market Price of the shares of Common Stock or Preferred Stock, as the case may be, as of the date of the gift; or (ii) the Market Price of the shares of Common Stock or Preferred Stock on the date the Corporation calls such shares for redemption.

        "REIT" shall mean a Real Estate Investment Trust under Section 856 of the Code.

        "Restriction Termination Date" shall mean the first day after the Initial Date on which the Board of Directors of the Corporation determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

        "Transfer" shall mean any sale, transfer, gift assignment, devise or other disposition of Common Stock or Preferred Stock (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of such Common Stock or Preferred Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Common Stock or Preferred Stock), whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise.

        Section 7.2.    Restriction on Transfers.    Subject to the provisions of Section 7.9 of this Article VII:

          (i)    from the Initial Date and prior to the Restriction Termination Date, no Person shall Beneficially Own shares of Common Stock or Preferred Stock in excess of the Ownership Limit, and no Person shall Constructively Own shares of Common Stock or Preferred Stock in excess of 9.8% of the outstanding Common Stock or the Preferred Stock or both;

          (ii)  from the Initial Date and prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Person Beneficially Owning Common Stock or Preferred Stock or both in excess of the Ownership Limit shall be void ab initio as to the Transfer of such shares of Common Stock or Preferred Stock, as the case may be, which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such shares of Common Stock or Preferred Stock;

          (iii)  from the Initial Date and prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Person Constructively Owning Common Stock or Preferred Stock or both in excess of 9.8% of the outstanding Common Stock or Preferred Stock shall be void ab initio as to the Transfer of such shares of Common Stock or Preferred Stock which would be otherwise Constructively Owned by such Person in excess of such amount; and the intended transferee shall acquire no rights in such shares of Common Stock or Preferred Stock; and

          (iv)  from the Initial Date and prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Common Stock or Preferred Stock being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of such shares of Common Stock or Preferred Stock which would be otherwise beneficially owned by the transferee; and the intended transferee shall acquire no rights in such shares of Common Stock or Preferred Stock.

        Section 7.3.    Remedies for Breach.    If the Board of Directors or its designees shall at any time determine in good faith that a Transfer has taken place in violation of Section 7.2 of this Article VII or that a Person intends to acquire or has attempted to acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any shares of Common Stock or Preferred Stock of the Corporation in violation of Section 7.2 of this Article VII, the Board of Directors or its designees shall take such action as it deems advisable to refuse to give effect or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation, instituting proceedings to enjoin such Transfer or redeeming the shares of Common Stock or Preferred Stock purported to be transferred for an amount equal to their Redemption Price.

        Section 7.4.    Notice of Restricted Transfer.    Any Person who acquires or attempts to acquire Common Stock or Preferred Stock in violation of Section 7.2 of this Article VII, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation's status as a REIT.

        Section 7.5.    Owners Required to Provide Information.    From the Initial Date and prior to the Restriction Termination Date,

          (i)    every Beneficial Owner of more than 5% (or such other percentage, between 1/2 of 1% and 5%, as provided in the Code) of the outstanding Common Stock or the outstanding Preferred Stock of the Corporation shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner, the number of shares of Common Stock or Preferred Stock Beneficially Owned, and description of how such shares are held. Each such Beneficial Owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation's status as a REIT.

          (ii)  each Person who is a Beneficial Owner or Constructive Owner of Common Stock or Preferred Stock and each Person (including the shareholder of record) who is holding Common Stock or Preferred Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information that the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT.

        Section 7.6.    Remedies Not Limited.    Subject to the provisions of Section 7.12 of this Article VII, nothing contained in this Article VII shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a REIT.

        Section 7.7.    Ambiguity.    In the case of an ambiguity in the application of any of the provisions of Section 7.1 of this Article VII, including any definition contained in Section 7.1, the Board of Directors shall have the power to determine the application of the provisions of this Article VII with respect to any situation based on the facts known to it.

        Section 7.8.    Modification of Ownership Limit.    Subject to the limitations provided in Section 7.9, the Board of Directors may from time to time adjust the Ownership Limit with regard to any Person.

  Section 7.9. Limitations on Modifications.

          (i)    If the Ownership Limit of any Person shall be increased, the Ownership Limit of all other Persons shall be adjusted such that no five Persons Beneficially Own in excess of 49% of the Common Stock or the Preferred Stock or both.

          (ii)  Prior to the modification of any Ownership Limit pursuant to Section 7.8 or Section 7.10 of this Article VII, the Board of Directors of the Corporation may require such opinions of counsel, affidavits, undertaking or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT.

        Section 7.10.    Exceptions.

          (i)    The Board of Directors, with a ruling from the Internal Revenue Service or an opinion of counsel, may exempt a Person from the Ownership Limits if such Person is not an individual for purposes of Section 542(a)(2) of the Code as modified by Section 856(h) of the Code, and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial Ownership of such Common Stock or Preferred Stock will violate the Ownership Limit and agrees that any violation or attempted violation will result in the redemption of such Common Stock or Preferred Stock, as the case may be, in accordance with this Article VII.

          (ii)  The Board of Directors, with a ruling from the Internal Revenue Service or an opinion of counsel, may exempt a Person from the limitation on a Person Constructively Owning shares of Common Stock or Preferred Stock in excess of 9.8% of the outstanding Common Stock or Preferred Stock, as the case may be, if such Person does not and represents that it will not own, directly or constructively (by virtue of the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code), more than 9.8% interest (as set forth in Section 856(d)(2)(B)), in a tenant of the Corporation and the Corporation obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact and agrees that any violation or attempted violation will result in the exemption of such shares of Common Stock or Preferred Stock in excess of 9.8% of the outstanding Common Stock or Preferred Stock, as the case may be, in accordance with this Article VII.

        Section 7.11.    Termination of REIT Status.    The Corporation shall maintain its status as a REIT until such time as the Board of Directors of the Corporation determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

        Section 7.12.    Stock Exchange Transactions.    Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of a stock exchange. The fact that any settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all provisions and limitations set forth in this Article VII.

        Section 7.13.    (a) Legend.    Each certificate for Common Stock and Preferred Stock shall bear substantially the following legend:

  "THE SHARES OF [COMMON STOCK] [PREFERRED STOCK] REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER FOR THE PURPOSE, AMONG OTHERS, OF THE CORPORATION'S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. NO PERSON MAY BENEFICIALLY OWN SHARES OF (i) COMMON STOCK IN EXCESS OF 9.8% (OR SUCH OTHER PERCENTAGE AS MAY BE DETERMINED BY THE BOARD OF DIRECTORS OF THE CORPORATION) OF THE OUTSTANDING COMMON STOCK OF THE CORPORATION, OR (ii)PREFERRED STOCK IN EXCESS OF 9.8% (OR SUCH OTHER PERCENTAGE AS MAY BE DETERMINED BY THE BOARD OF DIRECTORS OF THE CORPORATION) OF THE OUTSTANDING PREFERRED STOCK OF THE CORPORATION AND NO PERSON MAY CONSTRUCTIVELY OWN SHARES OF COMMON STOCK AND/OR PREFERRED STOCK IN EXCESS OF THE ABOVE LIMITATIONS. ANY PERSON WHO ATTEMPTS TO BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF COMMON STOCK AND/OR PREFERRED STOCK IN EXCESS OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION. ANY TRANSFER WHICH IF EFFECTIVE WOULD CAUSE ANY PERSON TO BENEFICIALLY OWN MORE THAN 9.8% OF THE OUTSTANDING COMMON STOCK AND/OR PREFERRED STOCK OF THE

  CORPORATION (OR SUCH OTHER LIMITS AS THE BOARD OF DIRECTORS OF THE CORPORATION SHALL DETERMINE) SHALL BE VOID AB INITIO. AMONG OTHER THINGS, IF THE BOARD OF DIRECTORS DETERMINES THAT A PURPORTED TRANSFER, IF EFFECTIVE, WOULD VIOLATE THE FOREGOING RESTRICTIONS, THE PURPORTED TRANSFEREE OF SUCH SHARES SHALL BE DEEMED TO HAVE GRANTED AN OPTION TO THE CORPORATION TO ACQUIRE SUCH SHARES AT A PRICE EQUAL TO THE LESSER OF: (i) THE PRICE TO BE PAID IN THE TRANSACTION WHICH, IF EFFECTIVE, WOULD VIOLATE THE FOREGOING LIMITATIONS; OR (ii) THE FAIR MARKET VALUE OF SUCH SHARES AS OF THE DATE OF EXERCISE OF SUCH OPTION. ALL TERMS IN THIS LEGEND HAVE THE MEANINGS DEFINED IN THE CORPORATION'S CHARTER, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER, WILL BE SENT WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS. IF THE RESTRICTIONS ON TRANSFER ARE VIOLATED, THE SHARES OF [COMMON STOCK] [PREFERRED STOCK] REPRESENTED HEREBY MAY BE AUTOMATICALLY REDEEMED."

          (b)  Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

        Section 7.14.    Severability.    If any provision of this Article VII or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

ARTICLE VIII

AMENDMENTS

        The Corporation reserves the right from time to time to make any amendment to its charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in this charter, of any shares of outstanding stock; except that no amendment which would change any rights with respect to any outstanding Common Stock, by reducing the amount payable thereon upon liquidation of the Corporation, or by diminishing or eliminating any voting rights pertaining thereto, may be made unless approved by the vote of the holders of two-thirds of the outstanding Common Stock. All rights and powers conferred by the charter on stockholders, directors and officers are granted subject to this reservation.

ARTICLE IX

LIMITATION OF LIABILITY

        To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the charter or Bylaws inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. Notwithstanding anything herein to the contrary, the Board of Directors shall have the power as permitted by Maryland Law to amend Article II or Section 6.1 of Article VI of these Articles of Incorporation without a vote of the holders of capital stock of the Corporation. The Board of Directors shall have the exclusive power to adopt, alter or repeal any provision of the Bylaws and to make new Bylaws.

        IN WITNESS WHEREOF, I have signed these Articles of Incorporation and acknowledge the same to be my act on this 16th day of August, 2002.

/s/ MICHAEL J. ZIEG Michael J. Zieg, Incorporator

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CORNERSTONE INCOME FUND, INC. ARTICLES OF INCORPORATION